Exhibit 10.28

CF INDUSTRIES HOLDINGS, INC.
2014 EQUITY AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Name of Grantee: <first_name> <last_name>
Restricted Stock Units: <shares_awarded>
Grant Date: <award_date>
Vesting Date: All Restricted Stock Units will vest on the third anniversary of the Grant Date, but shall be subject to forfeiture or accelerated vesting as described herein.
Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms as defined in the CF Industries Holdings, Inc. 2014 Equity and Incentive Plan (the “Plan”). Please review this Award Agreement and promptly accept the award online, in Schwab’s Equity Award Center, in order to render the grant effective.
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1.    You have been granted the Restricted Stock Units shown above pursuant to the Plan and subject to the terms and conditions of the Plan and this Award Agreement. Each Restricted Stock Unit represents the right to receive a share of Stock upon the vesting of the Restricted Stock Unit.
2    From the Grant Date until the Vesting Date, you may not sell, assign, transfer, donate, pledge or otherwise dispose of the Restricted Stock Units (except by will or the laws of descent and distribution).
3.    The Restricted Stock Units shall vest on the Vesting Date, subject to earlier vesting and delivery upon a Change in Control as provided for in Section 7(b) of the Plan, except as limited under this Section 3, or as otherwise provided herein. Shares of Stock shall be delivered (provided, that such delivery is otherwise in accordance with federal and state securities laws) with respect to the Restricted Stock Units as soon as practicable following the third anniversary of the Grant Date (the “Delivery Date”) (or the date of your Disability or death, as applicable), but in no event later than the end of the calendar year in which the Delivery Date (or the date of your Disability or death, as applicable) occurs or if later, within 30 days following the Delivery Date (or the date of your Disability or death, as applicable). Notwithstanding anything to the contrary in the Plan or in the Combination Agreement by and among the Company, Darwin Holdings Limited, Beagle Merger Company LLC, OCI N.V. and certain other parties, dated August 6, 2015, as subsequently amended and as may be further amended (the “Combination Agreement”) and notwithstanding that completion of the transactions contemplated under the Combination Agreement (the “Closing”) would constitute a “Change in Control” under the Plan, the Restricted Stock Units shall not vest in whole or in part upon, or in connection with, the Closing. The Restricted Stock Units will be converted upon the Closing into restricted stock units covering shares of the surviving holding company (as provided under the Combination Agreement), with the number of Restricted Stock Units subject to this Award adjusted to preserve the value of the Award, and will otherwise be subject to the terms and conditions set forth in this Award Agreement and in the Plan, including the vesting terms; provided, that, in the event your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below) prior to the Vesting Date and within 24 months following the Closing, the Restricted Stock Units will vest in full, and the underlying shares delivered, upon such termination date.
4.    If your employment with the Company and its Subsidiaries shall terminate for any reason other than due to your death, Disability or Special Retirement (as defined below) prior to the Vesting Date, the Restricted Stock Units shall be forfeited. In the event of termination of your employment due to your death or Disability prior to the Vesting Date, the Restricted Stock Units shall vest as of such termination. In the event of termination of your employment due to Special Retirement prior to the Vesting Date, the Restricted Stock Units shall vest on the date of such termination due to Special Retirement, provided that the number of Restricted Stock Units that shall become vested on the date of such termination due to Special Retirement shall be pro-rated based the number of months you were employed prior to the date of your termination due to Special Retirement, determined by multiplying the number of Restricted Stock Units subject to this Award Agreement by a fraction, the numerator of which is the number of full months between the Grant Date and the date of your termination due to Special Retirement and the denominator of which is 36, the number of months from the Grant Date to the Vest Date.
For purposes of this Award Agreement, “Disability” shall have the meaning ascribed to such term in your individual employment, severance or other agreement with the Company or, if you are not party to such an agreement, “Disability” shall mean your inability because of ill health, physical or mental disability, to perform your duties for a period of 180 days in any twelve month period. For purposes of this Award Agreement, “Special Retirement” shall mean your termination of employment, other than for “Cause,” death or Disability, following the attainment by you of at least age sixty with five (5) years of continuous service with the Company as of the date of such termination of employment, provided that, if you are, at the time of such termination of employment, subject to the reporting requirements of Section 16 of the Exchange Act, you have provided the Company with at least six months prior written notice of your termination of employment and that notice has been accepted by the Committee. For purposes of this Award Agreement, “Cause” shall have the meaning ascribed to such term in any individual employment, severance or other agreement with the Company to which you are a party or, if you are not party to such an agreement, “Cause” shall mean (i) dishonesty in the performance of your duties or (ii) your malfeasance or misconduct in connection with your duties or any act or omission which is injurious to the Company or its Subsidiaries or affiliates, monetarily or otherwise, each as determined by the Committee in its sole discretion. For purposes of this Award Agreement, “Good Reason” shall mean termination by you of your employment by reason of any of the following (without your express written consent which specifically references this Award Agreement): (i) the assignment to you of any duties inconsistent with your status as an executive officer of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control; (ii) a reduction by the Company in your annual base salary and annual target bonus, as in effect on the date hereof or as the same may be increased from time to time, by an amount more than 10% in the aggregate; or (iii) the relocation of your principal place of employment to a location more than 35 miles from your principal place of employment immediately prior to the Change in Control or the Company's requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the business travel obligations as of immediately prior to a Change in Control. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder, provided that, in order for Good Reason to exist hereunder, you must provide notice to the Company of the existence of the condition described in clauses (i) through (iii) above within 90 days of the initial existence of the condition (or, if later, within 90 days of your becoming aware of such condition), and the Company must have failed to cure such condition within 30 days of the receipt of such notice.
For the avoidance of doubt and solely for purposes of this Award Agreement, if you enter into an agreement with the Company to transition directly from an employment relationship into a consulting relationship, you shall not, unless otherwise determined by the Committee, be deemed to have terminated employment upon such transition from an employment relationship into a consulting relationship. In the event of such a transition, the Restricted Stock Units shall continue to be eligible to vest in accordance with their terms, as if no termination had occurred, for so long as such consulting relationship remains in effect. The continued existence of the consulting relationship shall be determined by the Committee or its delegate and the continued vesting of the Restricted Stock Units shall not be construed for any other purpose to mean you remain employed with the Company following such transition.
Neither the grant of the Restricted Stock Units, this Award Agreement nor any other action taken pursuant to this Award Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation.
5.    Unless and until a certificate or certificates representing shares of Stock shall have been issued by the Company as a result of the vesting of the Restricted Stock Units, you shall not have any of the rights or privileges of a stockholder of the Company with respect to the shares of Stock subject to the Restricted Stock Units.

6.      The Restricted Stock Units will carry dividend equivalent rights related to any cash dividend paid by the Company while the Restricted Stock Units are outstanding. In the event the Company pays a cash dividend on its outstanding shares of Stock following the grant of the Restricted Stock Units, then you will be entitled to receive on the date the Company otherwise pays such cash dividend, a cash amount equal to the cash dividend paid with respect to a share of Stock multiplied by the number of Restricted Stock Units subject to the Award Agreement.

7.    The Company or a Subsidiary shall withhold all applicable taxes or other amounts required by law from all amounts paid or delivered in respect of the Restricted Stock Units. You may satisfy the withholding obligation by paying the amount of any taxes in cash or shares may be withheld from the shares of Stock otherwise deliverable to satisfy the obligation in full or in part. If shares are withheld, such shares shall have a Fair Market Value equal to the minimum statutorily required withholding obligation (reduced by the amount of any taxes paid in cash), with such number of withheld shares rounded up to the nearest whole number of shares as necessary to avoid fractional shares and with any excess amount refunded in cash to you.

8.    The intent of you and the Company is that payments and benefits under this Agreement and the Award be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), and accordingly, to the maximum extent permitted, this Agreement and the Award shall be interpreted and administered to be in accordance therewith. Each payment under this Agreement and the Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement and the Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) you shall not be considered to have terminated employment for purposes of this Award Agreement and no payments shall be due to you under this Award Agreement that are payable upon your termination of employment until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement and the Award during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your death).

9.    The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof, and may not be modified except by means of a writing signed by you and the Company. If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall govern. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.
By your signature and the signature of the Company’s representative below, you and the Company agree this Award is granted under and governed by the terms and conditions of the Plan, the terms of which are incorporated herein, and this Award Agreement. You have reviewed the Plan and this Award Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understand all provisions of the Plan and Award Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Award Agreement. You further agree to notify the Company upon any change in your residential address shown below.

GRANTEE	CF INDUSTRIES HOLDINGS, INC.

<first_name> <last_name>	By: Wendy S. Jablow
<address_1> <city>, <state> <zip>	Title: Sr. Vice President, Human Resources
.